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                                                                    Exhibit 5.14


[BCB logo]
                                                    Two Plaza East, Suite 1085
                                                      330 East Kilbourn Avenue
                                                   Milwaukee, Wisconsin  53202

                                                                  414.273-4200
                                                            FAX   414.273.7786


                                February 13, 2003


MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112


            RE:  REGISTRATION OF SECURITIES OF MEDQUEST, INC.

Ladies and Gentlemen:

            Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed under and in accordance with Article XI of the Indenture described in
Section I. (a) below (the "Guarantees") by, among others, each of Wisconsin Diagnostic Imaging, Inc. and Kenosha Diagnostic Imaging, Inc., each a Wisconsin corporation (together, the "Wisconsin Guarantors"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by such guarantors.

            We have acted as counsel to the Wisconsin Guarantors solely for the purpose of rendering certain opinions, including the opinion set forth herein, in connection with the above.

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MedQuest, Inc.
February 13, 2003
Page 2


I.    MATERIALS EXAMINED.

      For purposes of rendering the opinions set forth below, we have reviewed the following documents:

      a) The Indenture, including the Guarantees set forth therein, between the Company, MQ Associates, and Subsidiary Guarantors, and Wachovia Bank, National Association, as Trustee, dated August 15, 2002;

      b) The First Supplemental Indenture, dated as of November 13, 2002;

      c) The Officer's Certificate Pursuant to the Credit Agreement and the Purchase Agreement dated August 15, 2002;

      d) The Secretary's Certificate Pursuant to the Credit Agreement and the Purchase Agreement dated August 15, 2002;

      e) The Wisconsin Diagnostic Imaging, Inc., Closing Certificate, dated November 13, 2002, and exhibits attached thereto; and

      f)  The Secretary's Certificate dated February 13, 2003.

      For purposes of this opinion, items (a) through (b) above are referred to collectively as the "Indenture." All of the items (a) through (f) above are referred to as the "Documents."

      We are admitted to practice in the State of Wisconsin only and do not hold ourselves out as being experts on the law of any jurisdiction other than the laws of the State of Wisconsin.

II.   ASSUMPTIONS.

      For purposes of this opinion, we have assumed without independent investigation that:

      a) The Documents submitted to us as originals are authentic, the Documents submitted to us as copies conform to the original Documents, and the Documents submitted to us as drafts will conform exactly to the final Documents;

      b) All factual statements, covenants, warranties and representations set forth in the Documents are true, correct and complete in all material respects;

      c) All of the Documents have been duly authorized, executed and delivered by the parties thereto;

      d) If any director of a Wisconsin Guarantor has a material financial interest in or is an officer or director of a party to the Indenture or any of the transactions contemplated

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MedQuest, Inc.
February 13, 2003
Page 3


         therein, a majority of the independent directors of such Wisconsin Guarantor has authorized, approved or ratified the transaction upon full disclosure of the material facts of the transaction, or the transaction is fair to such Wisconsin Guarantor;

      e) The Guarantees executed by the Wisconsin Guarantors in connection with the Indenture are reasonably expected to increase the Wisconsin Guarantors' business; and

      f) If the execution, delivery or performance of the Guarantees by the Wisconsin Guarantors is deemed a distribution to the Wisconsin Guarantors' parent, after giving effect to such distribution each Wisconsin Guarantor will be able to pay its debts as they become due in the ordinary course of business and its assets will not be less than the sum of its total liabilities, plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

III.  OPINION.

      Upon the basis of the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the Wisconsin Guarantors will be the legally valid and binding obligations of the respective Wisconsin Guarantors.

IV.   QUALIFICATIONS.

      Our opinion is subject to the following qualifications:

      a) Our opinion is limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply. We shall have no continuing obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof.

      b) Our opinion assumes for purposes of the opinion that the validity and legally binding effect of the Guarantees would be determined under Wisconsin law rather than the law selected by the choice of law provision in the documents.

      c) Our opinion is limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, equitable subordination, marshaling of assets and similar laws and equitable principles relating to or affecting the rights of creditors or other obligees generally and (ii) possible limitations on enforceability of

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MedQuest, Inc.
February 13, 2003
Page 4

         certain provisions contained in the Indenture, such as provisions waiving rights afforded to the Wisconsin Guarantors under any statute or constitutional provision.


      This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is provided to you as a legal opinion only and not as a guarantee or warranty of the matters discussed herein. Except as otherwise expressly stated below, this letter may not be used or relied upon for any other purpose, or furnished to, used by or referred to by any other party, or copied, quoted or referred to in any other report or document, or filed with any governmental authority, without our prior written consent.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                    Very truly yours,

                                    BECK, CHAET & BAMBERGER, S.C.

                                    /s/ BECK, CHAET & BAMBERGER, S.C.